FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-04

-----Original Message-----

From: [REDACTED] (UBS SECURITIES LLC) [mailto:[REDACTED]]

Sent: Wednesday, September 27, 2017 2:06 PM

Subject: UBSCM 2017-C4 **PRICE GUIDANCE** PUBLIC

NEW ISSUE FIXED RATE CMBS: $722.184mm UBS Commercial Mortgage Trust 2017-C4

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: UBS Securities LLC and SG Americas Securities, LLC

CO-MANAGERS: Natixis Securities Americas LLC, CIBC World Markets Corp., and Academy Securities, Inc.

PUBLICLY OFFERED CERTIFICATES

						PRICE
CLASS	Fitch/KBRA/Moody's/S&P	SIZE($MM)	WAL(YRS)	CE%	LTV%	GUIDANCE
A-1	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	$28.215	2.83	30.000%	39.9%	S+28A
A-2	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	$56.424	4.84	30.000%	39.9%	S+48A
A-SB	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	$38.703	7.10	30.000%	39.9%	LCF - 18
A-3	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	$188.120	9.73	30.000%	39.9%	LCF - 2
A-4	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	$232.731	9.87	30.000%	39.9%	S+93A
A-S	AAAsf/AAA(sf)/Aa3(sf)/AA+(sf)	$81.629	9.91	19.500%	45.9%	S+120A
B	AA-sf/AA(sf)/NR/AA-(sf)	$30.125	9.91	15.625%	48.1%	S+160A
C	A-sf/A-(sf)/NR/A-(sf)	$30.124	9.97	11.750%	50.3%	S+210A

POOL BALANCE:	$818,339,557
NUMBER OF LOANS/PROPERTIES:	50/85
WA MORTGAGE RATE:	4.473%
WA UW NCF DSCR:	2.08x
WA CUT-OFF LTV:	57.0%
WA UW NOI DEBT YLD:	11.4%
WA ORIG TERM TO MATURITY
OR ARD:	116
WA REM AMORTIZING TERM:	355
LOAN SELLERS:	UBS(23.7%), SG(19.9%), LCF(17.8%), RMF(16.1%), CIBC(15.8%), NXS(6.7%)
TOP 5 STATES:	NY(20.9%), CA(13.6%), IL(10.4%), TX(9.4%), FL(7.9%)
TOP 5 PROPERTY TYPES:	OF(24.7%), RT(23.7%), HT(19.9%), MF(17.0%), IN(6.9%)
AMORTIZATION TYPE:	Amortization through Maturity Date or ARD (27.5%), Interest Only through Maturity Date or ARD (39.0%), Interest Only followed by Amortization through Maturity Date or ARD (33.5%)
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICERS:	Rialto Capital Advisors LLC (with respect to all Mortgage Loans and related Serviced Companion Loans other than the Fairmount at Brewerytown whole loan) and AEGON USA Realty Advisors, LLC (solely with respect to the Fairmount at Brewerytown whole loan)
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
RISK RETENTION:	RMF, as the retaining sponsor, intends to cause its majority owned affiliate to retain at least 5.0% of the certificate balance, notional amount or percentage interest in each class of certificates (other than the Class Z and Class R certificates) in a manner that satisfies the U.S. credit risk retention requirements
EXPECTED PRICING:	Week of September 25th
EXPECTED SETTLEMENT:	On or about October 18, 2017
ATTACHED:	Term Sheet; Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-207340) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. – 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You understand that, when you are considering the purchase of the certificates the time of sale will come into being no sooner than the date on which the relevant class of certificates has been priced, you have otherwise taken all actions you must take to become committed to purchase the certificates, and you have therefore entered into a contract of sale. Any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.